AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is dated as of April 30, 2003, and is entered into by and between Basic Technologies, Inc., a Colorado corporation ("Basic") and StarCom Wireless Networks, Inc., a Delaware corporation ("StarCom"). Basic and StarCom are hereinafter sometimes collectively referred to as the "Constituent Corporations".

RECITALS

       A.       Basic desires to merge with and into StarCom and StarCom desires to merge with Basic, all upon the terms and subject to the conditions of this Merger Agreement.

       B.       Basic was incorporated on January 21, 1998 and is a corporation duly organized and existing under the laws of the State of Delaware. Its authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.00001 per share (the "Basic Common Stock"), of which 27,398,356 shares were issued and outstanding on March 31, 2003.

       C.       StarCom was incorporated on April 30, 2003, and is a corporation duly organized and existing under the laws of the State of Delaware. Its authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share (the "StarCom Common Stock"), of which 100 shares of were issued and outstanding on April 30, 2003, and 25,000,000 shares of preferred stock, $.0001 par value, of which no shares are issued and outstanding. All outstanding shares of StarCom Common Stock shares are held by and in the name of Basic.

       D.       The Board of Directors of Basic has determined that, for the purpose of effecting the redomestication of Basic in the State of Delaware, it is advisable and in the bests interests of Basic and its shareholders that Basic merge with and into StarCom upon the terms and conditions herein provided.

       E.       The Board of Directors of Basic has adopted resolutions approving this Merger Agreement and the transactions contemplated hereby and has recommended to the existing shareholders of Basic (individually, a "Shareholder", and collectively, the "Shareholders") to approve this Merger Agreement and the transactions contemplated hereby. The Shareholders of Basic have approved the Merger Agreement at a special meeting of Shareholders to be held for that purpose.

       F.       The Board of Directors of StarCom has adopted resolutions approving this Merger Agreement and the transactions contemplated hereby. Basic, as the sole shareholder of StarCom, has by resolution of its Board of Directors adopted resolutions approving this Merger Agreement and the transactions contemplated thereby.

       G.       It is intended, for federal tax purposes, that the merger accomplished by the Merger Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

       NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
MERGER

       Section 1.1.       The Merger. In accordance with the provisions of this Merger Agreement, the Delaware General Corporation Law (the "DGCL") and the Colorado Business Corporation Act (the "CBCA"), Basic shall be merged with and into StarCom (the "Merger"), the separate existence of Basic shall cease and StarCom shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "StarCom Wireless Networks, Inc."

       Section 1.2.       Filing and Effectiveness. The Merger shall become effective (the "Effective Date") when the following actions have been completed:

              (a)       This Merger Agreement and the Merger shall have been adopted and approved by the directors and shareholders of Basic and StarCom in accordance with the requirements of the DGCL and the CBCA, respectively;

              (b)       An executed Certificate of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware; and

              (c)       An executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the CBCA shall have been filed with the Secretary of State of the State of Colorado.

       Section 1.3.       Effect of the Merger. Upon the Effective Date, the separate existence of Basic shall cease and StarCom, as the Surviving Corporation: (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date; (ii) shall be subject to all actions previously taken by its and Basic's Boards of Directors; (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Basic in the manner more fully set forth in Section 259 of the DGCL and Section 7-11-106 of the CBCA; (iv) shall continue to be subject to all of the debts, liabilities and obligations of Basic as constituted immediately prior to the Effective Date; and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Basic in the same manner as if StarCom had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CBCA.

ARTICLE II
CHARTER DOCUMENTS; DIRECTORS AND OFFICERS

       Section 2.1.       Certificate of Incorporation and Bylaws. The Certificate of Incorporation of StarCom (the "Certificate") and the Bylaws of StarCom as in effect immediately prior to the Effective Date shall continue in full force and effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

       Section 2.2.       Directors and Officers. The directors and officers of Basic immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until as otherwise provided by law, or by the Certificate and Bylaws of the Surviving Corporation.

ARTICLE III
MANNER OF CONVERSION OF STOCK

       Section 3.1.       Basic Capital Stock. Upon the Effective Date, each share of Basic Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted automatically into one (1) fully paid and nonassessable, issued and outstanding share of Common Stock, par value $0.0001 per share, of the Surviving Corporation, with the identical rights, privileges, powers, qualifications, limitations, restrictions, duties, and obligations that existed prior to the Merger, as more fully described in the Certificate.

       Section 3.2.       Basic Options and Stock Purchase Rights.

              (a)       Upon the Effective Date, the Surviving Corporation shall assume and continue the stock options and all other employee benefit plans of Basic and all of such options and plans shall become the lawful obligations of the Surviving Corporation and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Each outstanding and unexercised option or other right to purchase Basic Common Stock shall become an option or right to purchase the Surviving Corporation's Common Stock, as the case may be, on the basis of one share of the Surviving Corporation's Common Stock for each share of Basic Common Stock issuable pursuant to any such stock option or stock purchase right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Basic stock option or stock purchase right.

              (b)       A number of shares of the Surviving Corporation's Common Stock shall be reserved for issuance upon the exercise of options and stock purchase rights, equal to the number of shares of Basic Common Stock so reserved immediately prior to the Merger.

       Section 3.3       StarCom Common Stock. Upon the Effective Date, each share of StarCom Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by StarCom, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

       Section 3.4.       Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of Basic Common Stock may, at such stockholder's option, surrender the same for cancellation to the Surviving Corporation or its transfer agent, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's Common Stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Basic Common Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation's Common Stock into which such shares were converted in the Merger.

       The registered owner on the books and records of Basic of any shares of capital stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided above.

       Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Basic so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

       If any certificate for shares of capital stock of the Surviving Corporation is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Surviving Corporation or its transfer agent any transfer or other taxes payable by reason of issuance of such new certificates in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV
GENERAL

       Section 4.1.       Covenants of StarCom. StarCom covenants and agrees that it will, on or before the Effective Date take all actions as may be required by the DGCL.

       Section 4.2.       Further Assurances. From time to time, as and when required by StarCom or by its successors and assigns, there shall be executed and delivered on behalf of Basic such deeds and other instruments, and there shall be taken or caused to be taken by Basic and StarCom such further and other actions, as shall be appropriate or necessary in order to vest or perfect in the Surviving Corporation title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Basic, and otherwise to carry out the purposes and intent of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Basic or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

       Section 4.3.       Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Basic or of StarCom, or of both, notwithstanding approval of this Merger Agreement by the shareholders of Basic, by the sole stockholder of StarCom, or by both.

       Section 4.4.       Amendment. The Board of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of Delaware and Colorado, provided that an amendment made subsequent to the adoption of this Merger Agreement by the shareholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Articles of the Surviving Corporation from the form attached hereto as Exhibit A; and (c) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

       Section 4.5.       Governing Law. Except as required by Colorado law, this Merger Agreement shall be governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law.

       Section 4.6.       Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, this Merger Agreement having first been approved by the resolutions of the Board of Directors of StarCom Wireless Networks, Inc., a Delaware corporation, and Basic Technologies, Inc., a Colorado corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.
STARCOM WIRELESS NETWORKS, INC., a Delaware corporation
/s/ Gary L. Brown Gary L. Brown, President
ATTEST:
/s/ Kenneth L. Marshall Secretary
BASIC TECHNOLOGIES, INC., a Colorado corporation
/s/ Gary L. Brown Gary L. Brown, President
ATTEST:
/s/ Kenneth L. Marshall Secretary